As filed with the Securities and Exchange Commission on April 27, 2007

No. 333-136861-01

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
ON FORM S-1 TO FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GREAT LAKES DREDGE & DOCK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1600	20-5336063
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2122 York Road
Oak Brook, Illinois 60523
(630) 574-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DEBORAH A. WENSEL, Chief Financial Officer
2122 York Road
Oak Brook, Illinois 60523

(630) 574-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

CAROL ANNE HUFF, Esq.
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
(312) 861-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.0001 per share	18,178,900	N/A	N/A	N/A

(1)             This Post-Effective Amendment No. 1 to Form S-4 on Form S-1 covers shares of the registrant’s common stock originally registered on Form S-4 to which this Post-Effective Amendment relates. See Explanatory Note.

(2)             All filing fees payable in connection with the issuance of the shares of common stock were paid in connection with the filing of the registrant’s Registration Statement on Form S-4 (No. 333-136861-01).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment #2 on Form S-1 to Registration Statement on Form S-4 (Commission File No. 333-136861-01) is being filed solely for the purpose of making a correction to the exhibit index, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses, to be paid solely by Great Lakes Dredge & Dock Corporation (the “Company”), of the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee	*
Printing expenses	$10,000
Accounting fees and expenses	$50,000
Legal fees and expenses	$50,000
Miscellaneous expenses	$10,000
Total	$120,000

*Not applicable.

Item 14.  Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. Section 145 of the DGCL further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

Certificate of Incorporation and By-Laws

Our amended and restated certificate of incorporation and our by-laws provide for the indemnification of officers and directors to the fullest extent permitted by the DGCL.

Insurance

Our directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us against certain liabilities taken in their capacities as such, including liabilities under the Securities Act.

Item 15.  Recent Sales of Unregistered Securities.

We have not sold any unregistered securities since our formation.

Item 16.  Exhibits and Financial Statements Schedules.

(a)          Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

(b)         All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commssion are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and has therefore been omitted.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)                    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                 To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)                                  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)                                  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify and statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois on the 27th of April, 2007.

GREAT LAKES DREDGE & DOCK CORPORATION

By:	/s/ Deborah A. Wensel
Deborah A. Wensel
Chief Financial Officer

****

Pursuant to the requirements of the Securities Act of 1933, this registration statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated:

Signatures	Capacity	Date

*	President, Chief Executive Officer and Director (Principal	April 27, 2007
Douglas B. Mackie	Executive Officer)

/s/ Deborah A. Wensel	Senior Vice President, Chief Financial Officer and	April 27, 2007
Deborah A. Wensel	Treasurer (Principal Financial and Accounting Officer)

*	Director	April 27, 2007
Thomas S. Souleles

*	Director	April 27, 2007
Douglas S. Grissom

*	Director	April 27, 2007
Nathan D. Leight

*		Director	April 27, 2007
Jason G. Weiss

*		Director	April 27, 2007
Jonathan W. Berger

*		Director	April 27, 2007
Peter R. Deutsch

*		Director	April 27, 2007
Bruce J. Biemeck

By:	/s/ Deborah A. Wensel
As attorney in fact

I.                                         EXHIBIT INDEX

Number	Document Description
2.1

Amended and Restated Agreement and Plan of Merger dated as of December 22, 2003, among Great Lakes Dredge & Dock Corporation, GLDD Acquisitions Corp., GLDD Merger Sub, Inc. and Vectura Holding Company LLC. (1)

2.2

Agreement and Plan of Merger by and among GLDD Acquisitions Corp., Aldabra Acquisition Corporation, and certain shareholders of Aldabra Acquisition Corporation and GLDD Acquisitions Corp., dated as of June 20, 2006 (17)

2.3	Agreement and Plan of Merger, dated as of August 21, 2006, among Great Lakes Dredge & Dock Holdings Corp., Aldabra Acquisition Corporation, and GLH Merger Sub, L.L.C. **
3.1	Amended and Restated Certificate of Incorporation of Great Lakes Dredge & Dock Holdings Corp., effective December 26, 2006 (now renamed Great Lakes Dredge & Dock Corporation). (22)
3.2	Amended and Restated Bylaws of Great Lakes Dredge & Dock Holdings Corp., effective December 26, 2006 (now renamed Great Lakes Dredge & Dock Corporation). (22)
3.3	Certificate of Ownership and Merger of Great Lakes Dredge & Dock Corporation with and into Great Lakes Dredge & Dock Holdings Corp. (23)
3.4

Letter from Madison Dearborn Capital Partners IV, L.P. to Great Lakes Dredge & Dock Corporation designating directors pursuant to the Registrant’s certificate of incorporation to have four votes in each matter submitted to directors of the Registrant. (23)

4.1	Indenture, dated as of December 22, 2003, by and among GLDD Merger Sub, Inc. and BNY Midwest Trust Company, as trustee. (1)
4.2	Supplemental Indenture, dated as of December 22, 2003, by and among Great Lakes Dredge & Dock Corporation, the guarantors party thereto and BNY Midwest Trust Company, as trustee. (1)
4.3	Amendment to Indenture, dated as of January 30, 2004, by and among Great Lakes Dredge & Dock Corporation, and BNY Midwest Trust Company, as trustee. (4)
4.4	Supplemental Indenture, dated as of February 27, 2004, by and among Great Lakes Dredge & Dock Corporation, the guarantors party thereto and BNY Midwest Trust Company, as trustee. (4)
4.5	Second Supplemental Indenture, dated as of July 12, 2004, by and among Great Lakes Dredge & Dock Corporation, and BNY Midwest Trust Company, as trustee. (9)
4.6	Third Supplemental Indenture, dated as of December 2, 2005, by and among Great Lakes Dredge & Dock Corporation, and BNY Midwest Trust Company, as trustee. (10)
4.7

Fourth Supplemental Indenture, dated December 26, 2006, by and among Great Lakes Dredge & Dock Holdings Corp. (now known as Great Lakes Dredge & Dock Corporation), Great Lakes Dredge & Dock Corporation, the guarantors named therein and BNY Midwest Trust Company, as Trustee. (23)

4.8	Form of 7 3/4% Senior Subordinated Note due 2013. (7)
4.9	Form of Guarantee for 7 3/4% Senior Subordinated Note due 2013. (7)
4.10	Specimen Common Stock Certificate for Great Lakes Dredge & Dock Corporation. (25)
4.11	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Aldabra Acquisition Corporation (2)
4.12	Warrant Clarification Agreement, dated September 12, 2006, between the Company and Continental Stock Transfer & Trust Company (19)
4.13	Specimen Warrant Certificate for Great Lakes Dredge & Dock Corporation. (25)
5.1	Opinion of Sidley Austin LLP as to the validity of the securities being offered hereby. **
10.1

Credit Agreement, dated as of December 22, 2003, among GLDD Acquisitions Corp., Great Lakes Dredge & Dock Corporation, the other loan parties from time to time party thereto, the financial institutions from time to time party thereto, Lehman Brother, Inc. and Credit Suisse First Boston, acting through its Cayman Islands Branch, as Joint Advisors, Joint Lead Arrangers and Joint Book Runners, and Bank of America, N.A., as an issuer of the Letters of Credit, and as representative for the lenders. (1)

10.2

Amendment No. 1 to Credit Agreement, dated as of September 30, 2004, by and among Great Lakes Dredge & Dock Corporation, GLDD Acquisitions Corp., the other loan parties from time to time party thereto, the financial institutions from time to time party thereto, and Bank of America, N.A., as issuer of the Letters of Credit and as representative of the Lenders. (3)

10.3

Amendment No. 2 to Credit Agreement, dated as of June 13, 2005, by and among Great Lakes Dredge & Dock Corporation, GLDD Acquisitions Corp., the other loan parties from time to time party thereto, the financial institutions from time to time party thereto, and Bank of America, N.A., as issuer of the Letters of Credit and as representative of the Lenders. (13)

10.4

Amendment No. 3 to Credit Agreement, dated as of November 14, 2005, by and among Great Lakes Dredge & Dock Corporation, GLDD Acquisitions Corp., the other loan parties from time to time party thereto, the financial institutions from time to time party thereto, and Bank of America, N.A., as issuer of the Letters of Credit and as representative of the Lenders. (15)

10.5

Amendment No. 4 to Credit Agreement, dated as of March 22, 2006, by and among Great Lakes Dredge & Dock Corporation, GLDD Acquisitions Corp., the other loan parties from time to time party thereto, the financial institutions from time to time party thereto, and Bank of America, N.A., as issuer of the Letters of Credit and as representative of the Lenders. (16)

10.6

Amendment No. 5 to Credit Agreement, dated as of August 28, 2006, by and among Great Lakes Dredge & Dock Corporation, GLDD Acquisitions Corp., the other loan parties from time to time party thereto, the financial institutions from time to time party thereto, and Bank of America, N.A., as issuer of the Letters of Credit and as representative of the Lenders. (18)

10.7	Credit Agreement, dated as of December 17, 2003, by and between Great Lakes Dredge & Dock Company and General Electric Capital Corporation. (1)
10.8

First Amendment to Credit Agreement and Guaranty, dated as of September 30, 2004, by and among Great Lakes Dredge & Dock Company, Great Lakes Dredge & Dock Corporation and General Electric Capital Corporation (3)

10.9

Second Amendment to Credit Agreement dated as of July 6, 2005, by and among Great Lakes Dredge & Dock Company, as Borrower, Great Lakes Dredge and Dock Corporation, as Guarantor, and General Electric Capital Corporation, as Lender. (11)

10.10

Third Amendment to Credit Agreement dated as of August 1, 2005, by and among Great Lakes Dredge & Dock Company, as Borrower, Great Lakes Dredge & Dock Corporation as Guarantor and General Electric Capital Corporation, as Lender. (12)

10.11

Fourth Amendment to Credit Agreement and Guaranty, dated as of September 28, 2006, by and among Great Lakes Dredge & Dock Company, Great Lakes Dredge & Dock Corporation and General Electric Capital Corporation. (21)

10.12

Third Amended and Restated Underwriting and Continuing Indemnity Agreement, dated as of December 22, 2003, among Great Lakes Dredge & Dock Corporation, certain of its subsidiaries, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America. (1)

10.13

First Amendment to Third Amended and Restated Underwriting and Continuing Indemnity Agreement, dated as of September 30, 2004, by and among Great Lakes Dredge & Dock Corporation, certain of its subsidiaries, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America. (3)

10.14

Second Amendment to Third Amended and Restated Underwriting and Continuing Indemnity Agreement, dated as of November 14, 2005, by and among the Great Lakes Dredge & Dock Corporation, the subsidiaries of Great Lakes Dredge & Dock Company, Travelers Casualty and Surety Company, United Pacific Insurance Company, Reliance National Insurance Company, Reliance Surety Company and Travelers Casualty and Surety Company of America. (15)

10.15

Third Amendment to Third Amended and Restated Underwriting and Continuing Indemnity Agreement dated as of September 28, 2006, by and among Great Lakes Dredge & Dock Corporation, certain of its subsidiaries, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America. (21)

10.16	Waiver letter from Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America, dated April 21, 2005. (14)
10.17	Waiver letter from Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America, dated June 13, 2005. (13)
10.18	Waiver letter from Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America, dated September 19, 2006. (20)
10.19	International Letter of Credit Agreement, dated September 29, 2006, by and among Great Lakes Dredge & Dock Corporation and Wells Fargo HSBC Trade Bank. (21)

10.20

Reaffirmation Agreement, dated as of December 26, 2006, by and between Great Lakes Dredge & Dock Corporation (formerly named Great Lakes Dredge & Dock Holdings Corp.) and Bank of America, N.A., as Administrative Agent. (23)

10.21

Assumption Agreement, dated as of December 26, 2006, by and between Great Lakes Dredge & Dock Corporation (formerly named Great Lakes Dredge & Dock Holdings Corp.) and General Electric Capital Corporation. (23)

10.22

Reaffirmation, Ratification and Assumption Agreement dated December 26, 2006, by and between Great Lakes Dredge & Dock Corporation (formerly named Great Lakes Dredge & Dock Holdings Corp.) and Wells Fargo HSBC Trade Bank, N.A. (23)

10.23

Amended and Restated Management Equity Agreement dated December 26, 2006 by and among Aldabra Acquisition Corporation, Great Lakes Dredge & Dock Holdings Corp. and each of the other persons identified on the signature pages thereto. † (23)

10.24	Employment Agreement between the Company and Douglas B. Mackie. † (5)
10.25	Employment Agreement between the Company and Richard Lowry. † (6)
10.26	Summary of Oral Employment Agreements with Named Executive Officers. † (25)
10.27	Annual Cash Bonus Plan. † (25)
10.28	401(k) Savings Plan † (8)
10.29	401(k) Lost Benefit Plan † (25)
10.30	Secured Promissory Note dated December 31, 2006 executed by MJC Berry Enterprises, LLC, in favor of North American Site Developers, Inc. (24)
10.31	Lease Agreement between North American Site Developers, Inc. and MJC Berry Enterprises, LLC, dated as of December 31, 2006. (24)
10.32	Form of Stock Escrow Agreement between Aldabra Acquisition Corporation, Continental Stock Transfer & Trust Company and the Initial Stockholders (2)
10.33

Form of Investor Rights Agreement among Aldabra Acquisition Corporation, Great Lakes Dredge & Dock Holdings Corp., Madison Dearborn Capital Partners IV, L.P., certain stockholders of Aldabra Acquisition Corporation and certain stockholders of GLDD Acquisitions Corp. **

21.1	Subsidiaries of Great Lakes Dredge & Dock Corporation (25)
23.1	Consent of Sidley Austin LLP. **
23.2	Consent of Deloitte & Touche LLP.**
23.3	Consent of J.H. Cohn LLP.**
24.1	Powers of Attorney (included on the signature page hereto).

(1)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on January 6, 2004. (Commission file no. 333-64687)

(2)	Incorporated by reference to the Aldabra Acquisition Corporation’s Registration Statement on Form S-1 (Commission file no. 333-121610)

(3)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on October 5, 2004.

(4)	Incorporated by reference Form S-4 Registration Statement of the Company (File No. 333-64687) filed with the Commission on March 31, 2004.

(5)	Incorporated by reference Form S-4 Registration Statement of the Company (File No. 333-64687) filed with the Commission on September 29, 1998.

(6)	Incorporated by reference to Amendment No. 1 to Form S-4 Registration Statement of the Company (File No. 333-64687) filed with the Commission on December 14, 1998.

(7)	Included as part of Exhibit 4.1 to this Annual Report on Form 10-K.

(8)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the Commission on March 30, 2005.

(9)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the Commission on May 12, 2005.

(10)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on December 8, 2005.

(11)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on July 8, 2005.

(12)	Incorporated by reference to the Company’s Current Report on Form 10-Q filed with the Commission on August 10, 2005.

(13)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on June 14, 2005.

(14)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on April 26, 2005.

(15)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on November 17, 2005.

(16)	Incorporated by reference to the Company’s Form 10-K filed with the Commission on March 28, 2006.

(17)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Form 8-K filed with the Commission on June 22, 2006 (Commission file no. 333-64687).

(18)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Form 8-K filed with the Commission August 31, 2006 (Commission file no. 333-64687).

(19)	Incorporated by reference to the Aldabra Acquisition Corporation’s Report on Form 8-K filed with the Commission on September 15, 2006.

(20)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Form 8-K filed with the Commission on September 19, 2006 (Commission file no. 333-64687).

(21)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Form 8-K filed with the Commission on October 4, 2006 (Commission file no. 333-64687).

(22)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Form 8-A filed with the Commission on December 26, 2006 (Commission file no. 333-136861-01).

(23)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Form 8-K filed with the Commission on December 29, 2006 (Commission file no. 01-33225).

(24)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Form 8-K filed with the Commission on February 20, 2007 (Commission file no. 01-33225).

(25)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Form 10-K filed with the Commission on March 22, 2007 (Commission file no. 01-33225).

**	Previously filed.

†	Compensatory plan or arrangement.